Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of June 8, 2020.

BETWEEN:

REINIER VOIGT

(the "Executive")

AND:

Cool Holdings, Inc.

(the "Employer")

WHEREAS, the Employer wishes to retain the services of the Executive and the Executive wishes to accept employment with the Employer, all in accordance with the provisions of this Agreement.

NOW THEREFORE for good and valuable consideration and in consideration of the mutual covenants herein contained, the parties hereby agree to the following terms and conditions of employment:

1.	Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms will have the following meanings:

(a)	"Affiliate" means any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Employer;
(b)	"Agreement", "hereof', "herein", "hereunder" and similar expressions refer to this Agreement taken as a whole and not to any particular section or paragraph and include any agreement or instrument in writing which amends or is supplementary to this Agreement and any restatements of this Agreement;
(c)

''Associate" means Persons that are included within the definition of "associate" as set forth in Section 1(1) of the Securities Act, as amended, or any successor legislation of similar force and effect, and shall also include the spouse and children of the Executive;

(d)

"Base Salary" at any time means the annual amount of US$240,000 to be paid to the Executive by the Employer as the annual fixed salary of the Executive, or if the Employer and the Executive have agreed at such time upon another amount as the annual fixed salary, such other amount;

(e)	"Board” means the Board of Directors of Cool Holdings Inc.;
(f)

"Bonus Amount" for any fiscal year of the Employer means a maximum amount of 100% of Base Salary based on objectives established by the Board in accordance with the criteria of the executive incentive program in effect as of now or as same may from time to time be amended;

(g)	"Cause" includes any act or omission that would constitute ”just cause", "cause" or similar phrases and any act or omission that constitutes:
(i)	a breach or violation by the Executive of Sections 6 or 7;
(ii)	the conviction of the Executive of a criminal offence; or
(iii)	any act(s) or omission(s) that would be cause at common law.
(h)	“Change of Control” means the occurrence of any one or more of the following events:
(i)

a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Employer or any of its Affiliates and another corporation or other entity, as a result of which the holders of Common Shares immediately prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(ii)

the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Employer and/or any of its Affiliates which have an aggregate fair market value greater than 50% of the combined fair market value of the assets, rights and properties of the Employer and its Affiliates on a consolidated basis to any other person or entity, save and except where it involves disposition to a wholly-owned Affiliate of the Employer in the course of a reorganization of the assets of the Employer and its Affiliates.

(iii)	a resolution is adopted to wind-up, dissolve or liquidate the Employer;
(iv)

any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Common Shares which, when added to the Common Shares owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Affiliates of the Acquiror to cast or to direct the casting of 50% or more of the votes attached to all of the outstanding Common Shares which may be cast to elect directors of the Employer or the successor corporation (regardless of whether a meeting has been called to elect directors);

(v)

an Acquiror (i) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Common Shares which, when added to the Common Shares owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Affiliates of the Acquiror to cast or to direct the casting of more of the votes attached to all of the  outstanding Common Shares which may be cast to elect directors of the Employer or the successor corporation (regardless of whether a meeting has been called to elect directors) than the number of Common Shares which may be voted or directed to vote by the Employer and its Affiliates or Subsidiaries, and (ii) exercises effective control over the management and operations of the Employer;

(vi)

as a result of or in connection with: (i) a contested election of directors; or (ii) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Employer or any of its Affiliates and another corporation or other entity where the nominees named in the most recent management information circular of the Employer for election to the Board shall not constitute a majority of the Board; or

(vii)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent;
(i)

“Change of Control Payment Amount” means, with respect to the Executive, an amount equal to two (2) times the current Base Salary of the Executive, plus two (2) times the Bonus Amount of the Executive, determined on the basis of the average Bonus Amount paid to the Executive in the most recently completed two years;

(j)	“Common Shares” means the common shares in the capital of the Employer;
(k)	"Compensation Committee" has the meaning ascribed thereto in Section 4(b);
(l)	"Confidential Information" has the meaning ascribed thereto in Section 7;

(m)	"Developments" has the meaning ascribed thereto in Section 7(d);
(n)	“Good Reason” means the occurrence, without the Executive's express written consent, of any one of the following with respect to the Executive:
(i)	a material reduction in responsibilities, except as a result of the Executive’s death, disability or retirement;
(ii)	a material reduction in the annual compensation of the Executive;
(iii)	a material change to positions, duties, responsibilities and/or status;
(iv)	a material adverse change in upstream or downstream reporting relationships;
(v)	a requirement that the Executive relocate;
(vi)	any change(s) to the employment relationship that would constitute constructive dismissal according to the common law of Florida; or
(vii)	the Employer or its successor or surviving entity following a Change of Control does not agree to be bound by this Agreement or a substantially similar agreement.
(o)

“Person" means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity.

(p)	“Released Party" has the meaning ascribed thereto in Section 5(f);
(q)	"Restricted Period” has the meaning ascribed thereto in Section 6(a); and
2.	Employment

The Employer hereby agrees to employ the Executive as Chief Executive Officer, located in Doral, Florida.  The Executive accepts such employment with the Employer on the terms and conditions set out in this Agreement.  The employment of the Executive under the terms of this Agreement will continue for an indefinite term until terminated as provided in this Agreement.

3.	Duties and Responsibilities

The Executive will serve the Employer diligently and faithfully in the performance of his duties as Chief Executive Officer.  The Executive's duties and responsibilities will include but are not limited to:

(a)	performance of such duties and functions commonly within the scope and duties of a Chief Executive Officer of a company such as the Employer and such other duties and functions as may be reasonably assigned or delegated to the Executive from time to time by the Board.
(b)

furnishing to the Board in a timely manner all such information, reports, disclosures, assistance and explanations in respect of the business and affairs of the Employer as the Board may from time to time reasonably require;

(c)

abiding by such policies and directives that the Employer may, from time to time, make and institute relating to the operation and business of the Employer (and the Executive recognizes, accepts and agrees that the Employer may make and institute such policies from time to time); and

(d)	doing all that is reasonably within his power to promote, develop and extend the operations and favourable reputation of the Employer.

The Executive will report directly to the Board of Directors. The Executive will carry out his duties and responsibilities in a good and faithful manner, using his best efforts to advance the interests of the Employer and to promote its interests in all things to the best of his ability and judgment. The Executive agrees to devote his full-time efforts, skill, attention, and energies to the performance of his duties of employment under this Agreement, provided that the Executive will not be precluded from sitting on boards of directors or acting as a consultant for companies that are not competitive with the Employer.

As a result of the Executive's position as Chief Executive Officer, the Executive is subject to insider trading regulations and restrictions and is required to file insider reports disclosing the acquisition or disposition of any securities of the Employer including the grant of any options and the acquisition of Common Shares issuable upon the exercise thereof.  The Employer may from time to time publish trading guidelines and restrictions for its employees, officers and directors as are considered, in its discretion, prudent and necessary for a publicly listed company.  It is a term of employment that the Executive comply with such regulations, guidelines and restrictions.

4.	Compensation
(a)

The Employer will pay to the Executive the Base Salary, less all required deductions (such as statutory deductions and benefit deductions).  The Base Salary will be paid in equal bi-weekly amounts (each being 1/26th of the Base Salary) in arrears at the end of each two week period in accordance with the Employer’s customary payroll practices.

(b)

The compensation committee (the "Compensation Committee") established by the Board shall review the Base Salary annually.  This review shall not result in a decrease of the Base Salary nor shall it necessarily result in an increase in the Base Salary and any increase shall be in the discretion of the Board.

(c)

In addition to the Base Salary, the Employer will pay the Executive that portion of the Bonus Amount, if any, to which the Executive is entitled annually.  The Bonus Amount will be paid to the Executive annually within thirty (30) days following the public filing of the annual consolidated financial statements of the Employer, as applicable.
(d)

The Executive may at his discretion elect to maintain individual health insurance coverage for himself and his family instead of the medical coverage provided by the Employer, and will be entitled to reimbursement of up to $3,000 per month of the cost of this coverage.

(e)

The Employer will promptly reimburse the Executive for the reasonable traveling, entertainment, telephone and other expenses actually and properly incurred by the Executive in connection with his employment and consistent with the policies and procedures adopted by the Employer for such reimbursement. Such reimbursement for expenses is subject to the Executive keeping proper accounts and furnishing to the Employer within 30 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense in such form as requested by the Employer.

(f)

The Employer shall reimburse the Executive for all legal expenses incurred by him in connection with the preparation and negotiation of this Agreement to a maximum of two thousand US dollars ($2,000.00).

(g)

The Employer shall obtain directors' and officers' liability insurance under the policies for such insurance arranged by the Employer from time to time upon such terms and in such amounts as the Board may reasonably determine in its discretion.

(h)

The Executive is entitled to six (6) weeks of paid vacation per calendar year in accordance with the policies adopted by the Employer from time to time in respect of paid vacations, subject to the requirements of the Employer.

(i)

The Executive authorizes the Employer to deduct from any payment due to him, any amounts owed to the Employer by reason of purchases, advances, loans or recompense for damages to or loss to the Employer's property, with the exception that this provision shall be applied so as not to conflict with any applicable law.

(j)	All amounts paid to the Executive will be subject to deductions and withholdings for taxes, workers’ compensation and any and all other deductions and withholdings required by applicable law.
(k)

The Executive expressly acknowledges and agrees that unless otherwise expressly agreed in writing by the Employer subsequent to execution of this Agreement by the parties hereto, the Executive shall not be entitled by reason of his employment by the Employer or by reason of any termination of such employment, to any remuneration, compensation or benefits other than as expressly set forth in this Agreement.

5.	Termination
(a)

Resignation by Executive.  The Executive may resign as an Executive of the Employer at any time by giving to the Employer at least ninety (90) days prior written notice (“Executive’s Notice Period”) of the effective date of such resignation to provide the Employer with sufficient time to hire and train his replacement.  Upon receipt of such notice, the Employer may either:

(i)	terminate the Executive's employment immediately; or
(ii)	allow the Executive to work through all or part of the Executive’s Notice Period.

If the Employer elects to terminate the Executive's employment at any time after the Executive has given notice of his resignation, the Employer will pay to the Executive as severance the amount that the Executive would have earned during the remaining portion of the Executive’s Notice Period (excluding any Bonus Amount) and the termination of the Executive's employment will be effective immediately.  In such case, the amount payable to the Executive pursuant to this Section 5(a) will be payable immediately in a lump sum.

Subject to applicable regulatory requirements, and the terms of the Employer’s stock option plan, in the event of the termination of the Executive’s employment hereunder by reason of the Executive terminating his employment, all vested and unvested options shall expire at 5:00 p.m. on the date the Executive’s Notice Period expires.

(b)	Termination. The Employer may terminate the Executive's employment at anytime.
(c)

Termination without Cause or for Good Reason.  If the Executive's employment is terminated by the Employer in circumstances where there is no Cause, the Employer will give the Executive written notice of the effective date of such termination.  In such event, or in the event Good Reason occurs and, within six (6) months after the occurrence of Good Reason, the Executive gives notice to the Employer that he intends to terminate his employment with the Employer as a result thereof, subject to the Executive complying with the provisions of Sections 5(i) and (j), 6 and 7 hereof, the Executive will be entitled to be paid severance of 2 years base salary which shall be paid with 25% upon termination and the balance paid in equal monthly installments over twelve months thereafter.

To the extent permitted by law and subject to the Executive complying with the provisions of Sections 5(i) and (j), 6 and 7 hereof the Employer will continue to reimburse the Executive for health insurance coverage of up to $3,000 per month for 12 months following the date that the Executive receives written notice of his termination, or, if the Executive terminates his employment for Good Reason, the date of termination, provided that if the Executive obtains a new source of remuneration, whether through an office, new employment, a contract to provide consulting or other services, a new business or any position analogous to any of the foregoing, the Employer's obligation to maintain benefits will terminate immediately.

Subject to applicable regulatory requirements, and the terms of the Employer’s stock option plan, in the event of the termination of the Executive’s employment hereunder by the Employer, without cause, all unvested options shall immediately vest.  Prior to the termination of the Executive’s employment, the Employer and the Executive shall enter into a consultancy agreement on mutually agreeable terms, which agreement will continue until the expiry of all the Executive’s vested options, and for which the Executive will provide corporate advisory services for up to ten (10) hours per month.

(d)

Termination for Cause.  If the Executive's employment is terminated by the Employer in circumstances where there is Cause, the Executive shall not be entitled to notice of termination or pay in lieu of notice.  Where the Executive’s employment is terminated for Cause, the Executive will cease to be eligible for any amounts of Base Salary or Bonus Amount or benefits effective the date of termination.  If there is a dispute as to whether the Executive's employment is terminated by the Employer in circumstances where an act or omission of the Executive exists that would constitute Cause, and if it is determined by a court of competent jurisdiction that such circumstances did not exist, the Executive will be entitled to damages in the amount of compensation the Executive would have received had the Employer terminated the Executive not for Cause in accordance with Section 5(c) above, plus all reasonable legal fees incurred by the Executive.

Subject to applicable regulatory requirements, and the terms of the Employer’s stock option plan, in the event of the termination of the Executive’s employment hereunder by the Employer for Cause, all options whether vested or unvested, shall be deemed to have expired and be of no further force and effect on the day immediately preceding the date of termination for Cause.

(e)

Death or Incapacity.  In the event of the Executive's death or physical or mental incapacity that results in the Executive being unable to substantially perform the duties of the Executive under this Agreement, the Executive's employment under this Agreement shall immediately and automatically terminate, subject to compliance with applicable human rights legislation.  In that event, the Employer shall pay to the Executive, or the Executive's designated representative, the Base Salary and Bonus Amount earned through to the date of death or termination.

Subject to applicable regulatory requirements, and the terms of the Employer’s stock option plan, in the event of the termination of the Executive’s employment hereunder by reason of the death or physical or mental incapacity of the Executive, all unvested options shall immediately expire and all vested options shall expire on the earlier of the day that is one (1) year after the date of the Executive’s death and the expiry date set forth in the grant.

(f)

No Further Entitlement.  On termination of the employment of the Executive pursuant to the provisions of this Section 5, the Executive acknowledges and agrees that he will have no right or entitlement to further remuneration, salary, benefits, severance, rights, damages, privileges or claims against the Employer, its Affiliates, partners or their respective officers, directors or employees (the "Released Parties") in respect of the employment of the Executive by the Employer, other than for the payments expressly provided for in this Agreement, for which the Executive will agree to execute a release in a form acceptable to the Released Parties, and the Executive further acknowledges and agrees that such payments provided in accordance with this Agreement will be in full satisfaction of any claim he may have against the Released Parties or any of them relating to or arising out of his employment with the Employer or the termination of his employment.

(g)

Resignation of Offices.  At the end of the Executive's employment for any reason, the Executive will immediately resign all directorships, offices and other positions held by the Executive in the Employer, or its Affiliates, and the Executive agrees that the Executive will be deemed to have resigned such directorships, offices and other positions on the date that the Executive's employment ends.  The Executive hereby irrevocably designates and appoints the Employer and each of its duly authorized officers and agents, with full power of substitution, as the Executive's attorneys-in-fact to execute any documents necessary to complete such resignations, with the same force and effect as if executed and delivered by the Executive.  The Executive will not be entitled to receive any severance payment or other compensation for the termination of such directorships, offices or other positions.

(h)

Effect of Termination of Employment.  Upon termination or resignation of the Executive's employment pursuant to this Section 5, this Agreement and the employment of the Executive will be wholly terminated with the exception of the clauses specifically contemplated to continue in full force and effect beyond the termination of this Agreement, including those set out in Sections 5(i) and (j), 6 and 7.

(i)

Consultation after Termination.  The Executive agrees to be available to the Employer for reasonable consultation to answer transition questions during any period that the Executive is receiving pay in lieu of notice pursuant to this Section 5.

(j)

Assistance after Termination.  Subsequent to the termination of the Executive's employment with the Employer, the Employer may seek the assistance, co-operation or testimony of the Executive in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of the Executive and related to the Executive's position with the Employer.  In such an event, the Executive shall provide such assistance, co-operation or testimony as determined by the Employer.  If such assistance, co-operation or testimony requires more than a nominal commitment of the Executive's time, the Employer will compensate the Executive for such time at a per diem rate derived from Base Salary at the time of such termination, as well as all other reasonable costs and expenses associated with the Executive's assistance pursuant to this Section 5(j).
6.	Restrictive Covenants
(a)

Covenant Not to Solicit.  During the term of the Executive's employment by the Employer or any Acquiror and for a period of twelve (12) months following the termination of the Executive's employment with the Employer or any Acquiror for any reason whatsoever (the ''Restricted Period"), the Executive shall not approach, contact or communicate with any customer, supplier or licensor of the Employer, any Affiliate or any Acquiror for the purpose of inducing such customer, supplier or licensor to reduce such customer’s, supplier’s or licensor’s level of business with the Employer, any Affiliate or any Acquiror, or to encourage such customer, supplier or licensor to start doing business or to increase such customer’s, supplier’s or licensor’s level of business with any other Person or entity when such a change may negatively affect the opportunity of the Employer, any Affiliate or any Acquiror or to increase its level of business with such customer, supplier or licensor.

[Notwithstanding Section 6(a)(i), the Executive may own, directly or indirectly, solely as an investment, securities of any such Person that are traded on any recognized North American or foreign securities exchange or electronic trading system if the Executive (a) is not a controlling Person of, or a member of a group that controls, such Person and (b) does not, directly or indirectly, own ten percent (10%) or more of any class of securities of such Person.]

(b)

Non-Solicitation of Employees.  The Executive further agrees that during the Restricted Period, the Executive will not, directly or indirectly, induce, assist another to induce, or attempt to induce any employee or agent of the Employer, any Affiliate or any Acquiror to terminate his contract or working relationship with the Employer or such Affiliate or any Acquiror, as the case may be, or to work for any entity other than the Employer or such Affiliate or any Acquiror, as the case may be.  The Executive also will not, directly or indirectly, hire or assist in hiring any employees or agents of the Employer, any Affiliate or any Acquiror on behalf of the Executive or any third party.  The provision contained in this Subsection 6(b) shall apply to any Person who was employed or contracted by the Employer any Affiliate, or any Acquiror any time during the ninety (90) day period immediately preceding the end of the Executive's employment.

(c)

Non-Competition: The Executive further agrees that during the Restricted Period, the Executive will not manage, control, carry on, participate in, consult with, render services to, or otherwise engage in any competitive manner in any business that provides the same or similar services or products as those provided by the Company on the date of expiration or termination of this Agreement (a “Competing Business”).

(d)

Preservation of Goodwill.  The Executive agrees that during the Restricted Period, the Executive will not make any statement or take any action that damages or harms or might damage or harm the goodwill or reputation of the Employer, its Affiliates or any Acquiror, unless such statement or action is required by law or permitted with the prior written consent of the other party.

7.	Confidential Information and Conflicts of Interest
(a)

For the purposes of this Section 7, "Confidential Information" means, in addition to its meaning under applicable law, information which is not generally known in the Employer's industry and which is proprietary to the Employer including:

(i)	trade secret information about the Employer or its Affiliates and their businesses; and
(ii)

information relating to the business of the Employer or its Affiliates and to any of its past, current or anticipated business, including, without limitation, information about the Employer's or its Affiliates' purchasing, accounting, marketing, selling, or servicing, but shall not include any such information: (i) that is or may become generally available to the public other than as a result of disclosure by the Executive; (ii) acquired by the Executive from a source other than the Employer or any Affiliate that was not known to the Executive to be prohibited from making disclosure; or (iii) is hereafter independently developed by the Executive without the use of information furnished by the Employer or its Affiliates.

Without limiting the foregoing, all information that the Executive has a reasonable basis to consider Confidential Information, or which is treated by the Employer or its Affiliates as being Confidential Information, will be presumed to be Confidential Information, whether originated by the Executive or its Affiliates or by others, and without regard to the manner in which the Executive obtains access to such information.  All Confidential Information will be, and remain at all times, the exclusive property of the Employer or its Affiliates.

(b)

Except as required by law, the Executive will not, either during the term of this Agreement or any time following the end of the Executive's employment, use or disclose any Confidential Information to any Person not employed by the Employer or its Affiliates without the prior written authorization of the Employer and will exercise prudence and reasonable care to safeguard and protect and to prevent the unauthorized disclosure of Confidential Information.

(c)	At the end of the Executive's employment, the Executive will turn over to the Employer all property in the Executive's possession and custody and belonging to the Employer or its Affiliates.
(d)	The Executive will promptly disclose to the Employer all Developments. All patents, copyrights, trademarks, trade secrets and other intellectual property rights in these Developments belong to the Employer.  The Executive hereby assigns to the Employer all the intellectual property rights that he may have in the Developments in any country and will execute assignment documents requested by the Employer.  The Executive will assist the Employer to obtain legal protection for these intellectual property rights.  "Developments’” means any trade secrets, ideas, inventions, designs, computer programs, videos, curriculum, any work subject to copyright, know-how of any kind, and any other work made or conceived by the Executive alone or jointly with others, during his employment with the Employer.  The Executive acknowledges that Developments are works-made-for-hire for the Employer within the meaning of copyright and other intellectual property law of the United States and the Employer shall be deemed to be the sole author or owner thereof in all territories and for all purposes.  Nothing in this Section 7(d) restricts the Executive's use of any information, idea or invention that the Executive can prove was:(i) known by the Executive prior to his employment with the Employer; (ii) acquired by the Executive from a third party who is not, to the Executive's knowledge, under an obligation to the Employer to keep such information confidential; or (iii) which is or becomes publicly available through no breach by the Executive of this Agreement.

(e)	During the term of this Agreement, the Executive will promptly, fully and frankly disclose to the Employer in writing:
(i)

the nature and extent of any interest the Executive or his Associates have or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Employer or its Affiliates;

(ii)

every office the Executive may hold or acquire, and every property the Executive or his Associates may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Employer or its Affiliates or the Executive's duties and obligations under this Agreement; and

(iii)	the nature and extent of any conflict referred to in clause (ii) above.
(f)

The Executive acknowledges that it is the policy of the Employer that all interests and conflicts of the sort described in Section 7(e) be avoided, and the Executive agrees to comply with all policies and directives of the Board from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 7(e).

8.	Remedies

The parties agree that the Executive's services to be rendered pursuant to the terms of this Agreement are unique and special, that in the event of the Executive's breach of Sections 6 or 7 of this Agreement, damages would be an inadequate remedy and difficult to ascertain, and that the Employer would suffer irreparable harm from such breach, and therefore that in the event of such breach by the Executive, the Employer, in addition to any remedies the Employer may have at law or in equity, will have the right to equitable relief, including injunctive relief, against the Executive in the event of breach of the covenants contained in Sections 6 or 7 of this Agreement.

9.	Covenants Reasonable and Necessary

The Executive acknowledges that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 6 or 7 of this Agreement.  The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 6 or 7 of this Agreement, the damage to the Employer would be irreparable.  The Executive therefore agrees that the Employer, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond.  The Executive further agrees that if the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 6 or 7 hereof is invalid or unenforceable, the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

10.	Change of Control
(a)

If a Change of Control occurs, the Executive shall be entitled to a lump-sum payment equal to the Change of Control Payment Amount and all Options, as well as any additional stock options granted to the Executive during his employment but unvested, will immediately vest.

(b)

If the Executive becomes entitled to the Change of Control Payment Amount, the Executive is not required to attempt in any way to reduce any amounts payable to the Executive by the Employer pursuant to the terms of this Agreement.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of the Executive’s retainer or the Executive’s employment elsewhere, provided that such retainer or employment is not inconsistent with the Executive’s obligations pursuant to Sections 6 and 7 of this Agreement.

11.	Indemnity by the Employer

To the extent permitted by applicable law, the Employer will indemnify and save harmless the Executive and defend all actions, causes of actions, claims, demands, damages, costs and expenses reasonably incurred by the Executive at law or in equity which the Employer or any third party have on or after the effective date of this Agreement arising out of the employment of the Executive by the Employer or the service of the Executive as an officer, director or trustee of the Employer, its Affiliates or with any third party where such service was undertaken at the request of the Employer, provided that the indemnity provided for herein will not be available to the extent that it is finally determined by a court of competent jurisdiction that in so acting the Executive:

(a)	was not acting honestly and in good faith with a view to the best interests of the Employer, such Affiliate or such third party, as the case may be;
(b)	in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, did not have reasonable grounds for believing that his conduct was lawful; or
(c)	was acting in breach of his obligations hereunder or illegally.

Costs, charges, expenses and fees incurred by the Executive in investigating, defending and appealing any claim or other matter for which the Executive may be entitled to an indemnity hereunder, will, at the request of the Executive, be paid or reimbursed by the Employer in advance or forthwith upon such amount being due and payable, it being understood and agreed that, in the event it is ultimately determined by a court of competent jurisdiction that the Executive was not entitled to be so indemnified, or was not entitled to be fully so indemnified, that the Executive will indemnify and hold harmless the Employer of such amount or the appropriate portion thereof, so paid or reimbursed.

12.	Survival

Except as otherwise provided herein, each and all of the provisions of Sections 5(i) and (j), 6 and 7 will survive the termination of this Agreement and the end of the Executive's employment under this Agreement (regardless of the reason for such termination).

13.	Waiver

No waiver of any term, condition or covenant of this Agreement will be deemed to be a waiver of subsequent or other breaches of the same or other terms, covenants or conditions hereof.

14.	Amendment

This Agreement may not be amended, altered or modified except by written agreement of the parties.

15.	Assignability

This Agreement is personal to the Executive and shall not be assigned by him.  The Executive shall not hypothecate, delegate, encumber, alienate, transfer, or otherwise dispose of his benefits and rights hereunder.  The Employer may assign this Agreement without the Executive's consent to any other entity and upon such assignment the provisions of this agreement applicable to the Employer shall be construed as being applicable to the entity to which this Agreement has been assigned.  This Agreement shall be assigned by the Employer to any successor company of the Employer and shall be binding upon such successor company.  For the purposes of this section, "successor company" shall include without limitation any Acquiror, Person, or Persons referred to in paragraph 1(h).  The Employer shall ensure that the successor company shall continue the provisions of this Agreement as if it were the original party in place of the Employer, provided, however, that the Employer shall not thereby be relieved of any obligations to the Executive pursuant to this Agreement.  In the event of a transaction or series of transactions as described in paragraph 1(h) hereof, appropriate arrangements shall be made by the Employer for the successor company to honour this Agreement as if the Executive had exercised his maximum rights hereunder as of the effective date of such transaction.

16.	Severability

If any part or portion of this Agreement shall be unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall be and remain valid and binding upon and enforceable by the parties hereto.  In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.

17.	Time of Essence

Time is of the essence of this Agreement in all respects.

18.	Executive Acknowledgement

The Executive acknowledges that:

(a)	the Executive has had sufficient time to review this Agreement thoroughly;
(b)	the Executive has read and understands the terms of this Agreement and the obligations hereunder; and
(c)	the Executive has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement.
19.	Entire Agreement

This Agreement contains the entire agreement of the parties and there is no provision, condition or understanding relative to the employment of the Executive outside this Agreement.

20.	Notices

Any notice in writing required or permitted to be given to the Executive hereunder shall be sufficiently given if delivered to him personally or left in a sealed envelope at: Reinier Voigt, 7276 NW 112th Ave, Parkland, FL. 33076, United States of America.

Any notice in writing required or permitted to be given to the Employer hereunder shall be delivered in a sealed envelope addressed to the Employer at Cool Holdings, Inc., 2001 NW 84th Ave., Doral, Florida 33122, Attention: Kevin Taylor.

Any such address for the giving of notice hereunder may be changed by notice in writing given hereunder.  Any notice required to be given hereunder will be in writing and sent by courier or other form of registered mail to the party's address set forth above, or to such other address as such party may subsequently specify in writing to the other, and will be deemed to have been given and received on the date of delivery.

21.	Governing Law

This Agreement is governed by the laws of the state of Florida and the federal laws of the United States applicable therein.

22.	Counterparts

This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document.  All counterparts will constitute one and the same agreement.  This Agreement may be executed and transmitted by fax or digitally and if so executed and transmitted this Agreement will be for all purposes as effective as if the parties had delivered and executed the original agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first set forth above.

Executive:  Reinier Voigt

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Employer:  Cool Holdings, Inc.

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By:  Vernon A. LoForti, SVP & CFO